Filed Pursuant to Rule 424(b)(5)

Registration No. 333-260618

SUPPLEMENT TO PROSPECTUS SUPPLEMENT DATED JUNE 9, 2023

(To the Prospectus dated November 12, 2021)

Up to $3,800,000

AULT ALLIANCE, INC.

(formerly known as BitNile Holdings, Inc.)

Shares of Common Stock

This prospectus supplement, or this prospectus supplement, supplements, modifies and supersedes, only to the extent indicated herein, certain information contained in our prospectus supplement dated June 9, 2023, which together with the accompanying prospectus dated November 12, 2021 contained in our Registration Statement on Form S-3 (Registration No. 333-260618), we refer to as the prospectus, relating to the issuance and sale of shares of our common stock, par value $0.001 per share, from time to time through our sales agent, Ascendiant Capital Markets, LLC, or ACM. These sales, if any, will be made pursuant to the terms of the At-The-Market Issuance Sales Agreement, or the sales agreement, we entered into with ACM.

This prospectus supplement should be read in conjunction with, is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including all supplements thereto and documents incorporated by reference therein. If there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the prospectus, except as modified or superseded by this prospectus supplement.

As of June 19, 2023, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, was $35,755,969, which was calculated based on 1,195,452 shares of our outstanding common stock held by non-affiliates at a price of $29.91 per share, the closing price of our common stock on April 21, 2023. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell shares pursuant to this prospectus supplement with a value of more than one-third of the aggregate market value of our common stock held by non-affiliates in any 12-month period, or $11,918,656, which period commenced on April 17, 2023, the date we filed our Annual Report on Form 10-K and became subject to the General Instruction I.B.6. of Form S-3, so long as the aggregate market value of our common stock held by non-affiliates is less than $75,000,000. During the period beginning April 18, 2023 through the date of the filing of this prospectus supplement, we have sold shares of our (i) Series D Preferred Stock in the aggregate amount of $1,491,068 and (ii) common stock in the aggregate amount of $74,677, all of which sales were made pursuant to General Instruction I.B.6 of Form S-3. We have also registered 275,779 shares of Common Stock issuable upon conversion of preferred stock (none of which have been sold as of the date of this supplement) based on an assumed price of $18.86 pursuant to General Instruction I.B.6 of Form S-3 for an aggregate amount of $5,200,889, leaving $5,152,022 to be sold under this prospectus supplement.

We are filing this prospectus supplement to supplement and amend, as of June 20, 2023, the prospectus to reduce the maximum aggregate offering price of our common stock that may be offered, issued and sold under the prospectus, as supplemented and amended by this prospectus supplement, pursuant to the sales agreement from $10,000,000 to $3,800,000. From and after the date hereof, pursuant to General Instruction I.B.6 of Form S-3, we are offering to issue and sell up to $3,800,000 from time to time through ACM, acting as our sales agent or principal in accordance with the sales agreement.

Our common stock is traded on the NYSE American, or the Exchange, under the symbol “AULT.” The closing price of our common stock on June 16, 2023 was $8.85 per share.

Sales of our common stock, if any, under this prospectus supplement and accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act. ACM is not required to sell any specific number or dollar amount of securities, but will act as a sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on terms mutually agreed to by ACM and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

The compensation to ACM for sales of common stock sold pursuant to the sales agreement will be an amount equal to 3.5% of the gross proceeds of any shares of common stock sold under the sales agreement. In connection with the sale of the common stock on our behalf, ACM may be deemed to be an “underwriter” within the meaning of the Securities Act and the compensation of ACM may be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to ACM with respect to certain liabilities, including liabilities under the Securities Act or the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-8 of the prospectus supplement dated June 9, 2023, on page 10 of the prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus supplement and the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 20, 2023.